Exhibit 21

Arrow Financial Corporation
Subsidiaries





Subsidiary                                      % Common Stock Owned

Subsidiaries of Arrow Financial Corporation:
Glens Falls National Bank & Trust Co.           100
Saratoga National Bank & Trust Co.              100
Arrow Vermont Corporation                       100


Subsidiaries of Arrow Vermont Corporation:
Green Mountain Bank                             100